Exhibit 99.4

January 26, 2021

Board of Directors

Callaway Golf Company

2180 Rutherford Road

Carlsbad, CA 92008

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of Callaway Golf Company, filed January 26, 2021 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 27, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view to Callaway Golf Company (the “Company”) of the Aggregate Merger Consideration (as defined in the Opinion Letter) to be paid by the Company pursuant to the Agreement (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions: “Prospectus Summary – Opinion of Callaway’s Financial Advisor” and “The Merger – Opinion of Callaway’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)